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         [LETTERHEAD OF CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP]

                                                                     Exhibit 5.1
                                                                 10  March, 2000

PTC International Finance (Holding) B.V.
Strawinskylaan 3105
1077 ZX Amsterdam
The Netherlands

Dear Sirs,



We have acted as legal counsel in The Netherlands to PTC International Finance (Holding) B.V. of Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (the "Company") for the sole purpose of rendering a legal opinion as to certain matters of Netherlands law in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the US$ 150,000,000 11 1/4 per cent Senior Subordinated Guaranteed Notes due 2009 and of EUR 300,000,000 11 1/4 per cent Senior Subordinated Guaranteed Notes due 2009 (together the "New Notes") of PTC International Finance S.A. (the "Issuer") and the offer (the "Exchange Offer") by the Issuer to exchange the New Notes for its unregistered US$ 150,000,000 11 1/4 per cent. Senior Subordinated Guaranteed Notes due December 1, 2009 and its EUR 300,000,000 11 1/4 per cent. Senior Subordinated Guaranteed Notes due December 1, 2009 (the "Old Notes").

The obligations of the Issuer under the New Notes will be fully and unconditionally guaranteed by Polska Telefonia Cyfrowa Sp. z o.o. (the "Parent") and the Company on a subordinated basis.

We are rendering this legal opinion at your specific request. Capitalized terms used herein without definition shall, unless the context otherwise requires, have the same meanings ascribed to them in the New Notes. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In arriving at the opinions expressed below we have examined and relied upon the following documents:

(a)  a copy of an official extract (uinreksel) dated 21 February 2000 from the Commercial
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     Register of the Amsterdam Chamber of Commerce (the "Chamber") relating to the registration of the Company under number 34123262 and confirmed to us by the Chamber by telephone at the time and date hereof to have remained unaltered since such date;

(b) a copy of the deed of incorporation (akte van oprichting) of the Company dated 5 November 1999 as subsequently amended on 12 November 1999 containing the Company's articles of association (statuten) which are its currently effective articles of association according to the extract referred to in (a) above;

(c) a copy of an official extract (uinreksel) dated 23 November 1999 from the Chamber relating to the registration of ABN AMRO Trust Company (Nederland) B.V. ("AA Trust") under number 33232905 which lists, inter alia, Mr. Hendrik Justus Wirix and Ms. Eugeny Hermina Cornelia Maria Vroom as proxyholders, each authorized to represent jointly with any managing director or any other proxyholder of AA Trust;

(d) a copy of the deed of incorporation (akte van oprichting) of AA Trust dated 27 August 1991 containing AA Trust's articles of association (statuten) which were the effective articles of association on 23 November 1999;

(e) a faxed copy of an executed indenture dated 23 November 1999 between the Company, the Issuer, the Parent and State Street Bank and Trust Company as Trustee (the "Trustee") in relation to the US$ 500,000,000 11 1/4 per cent, unregistered senior subordinated guaranteed notes (the "Dollar Notes") (the "Dollar Indenture");

(f) a faxed copy of an executed indenture dated 23 November 1999 between the Company, the Issuer, the Parent and the Trustee in relation to the EUR 300,000,000 11 1/4 per cent senior subordinated guaranteed notes (the "Euro Notes" and together with the Dollar Notes, the "Notes") (the "Euro Indenture" and together with the Dollar Indenture, the "Indentures"); the Indentures and the Notes contain the Company's limited recourse subordinated guarantee of the Notes (the "Guarantees" and each a "Guarantee");

(g) a draft of the registration statement on Form F-4 (the "Registration Statement") dated 2 March 2000 including a prospectus (the "Prospectus") relating to the New Notes and the Indentures, a copy of which was submitted by us to the Dutch Securities Board (Stichting Toezicht Effectenverkeer, hereinafter "STE"); and

(h) a faxed copy of a confirmation dated 23 November 1999 from the Parent in its capacity as the Company's sole shareholder (the "Shareholder's Confirmation").

In examining and in describing the documents listed above and in giving this opinion we have, with your permission, assumed:
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(i)    the genuineness of all signatures on all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted as originals and the conformity of copy, faxed or specimen documents to the originals thereof;

(iii) the power, capacity (corporate and other) and authority of all parties (other than the Company) to enter into and perform their obligations under the Indentures and the New Notes, the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign documents or who have given confirmations on which we have expressed reliance (including those individuals acting on the Company's behalf) and that the Indentures and the New Notes and all other agreements and documents relating thereto have been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto (other than the Company) and create valid and legally binding obligations for all such parties as a matter of applicable law (if other than Netherlands law and the chosen governing law of the New Notes and the Indentures);

(iv) that each party to any document (other than the Company) is duly incorporated and organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its place of business;

(v) the due compliance with all matters (including without limitation the obtaining of the necessary consents, licences, approvals and authorities, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other taxes) under any law, other than that of The Netherlands, as may relate to or be required in respect of: (a) the Indentures and the New Notes (including the creation, issuance and distribution of the New Notes); (b) their lawful execution; (c) the parties thereto (including the Company) or other persons affected thereby; (d) any borrowing thereunder; (e) the performance or enforcement of the New Notes by or against the parties (including the Company) or such other persons; (f) the distribution of the Prospectus or (g) the creation of valid and legally binding obligations of all parties to the Indentures and the New Notes (including the Company) enforceable against such parties in accordance with their respective terms;

(vi) that any obligations under the New Notes which are to be performed in any jurisdiction outside The Netherlands will not be illegal or contrary to public policy under the laws of such jurisdiction;

(vii) that under the laws of the State of New York to which the New Notes and the Indentures (including the Guarantees) are expressed to be subject, and under all other relevant laws (other than those of The Netherlands):

       (a) the New Notes and the Indentures constitute and will at all times constitute the valid and legally binding obligations of all the parties thereto (including the

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               Company),

          (b) the choice of the laws of the State of New York as the governing law of the New Notes and the Indentures is a valid and binding selection,

          (c) none of the New Notes, the Indentures or any of the transactions contemplated thereby (whether individually or seen as a whole) are in breach of or will result in a breach of such laws (including, for the avoidance of doubt, the tax laws) or of any other relevant jurisdiction (other than The Netherlands), or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder.

(viii) that the New Notes will be issued, offered, sold and delivered in The Netherlands only (i) after the STE has granted the Issuer a dispensation (ontheffing) pursuant to Article 4 of the Securities Market Supervision Act 1995 on the basis of the Registration Statement after it has been declared effective by the SEC or (ii) pursuant to and in accordance with a selling restriction permitting offers of New Notes in The Netherlands only to professionals;

(ix) that the New Notes will be executed in accordance with the forms set forth in, and in accordance with the terms of, the Indentures and that the Registration Statement and the Prospectus will be finalised substantially in the form of the draft, which we reviewed for the purpose of rendering this opinion;

(x) that the New Notes will be issued, offered, sold in the form and denominations set out in, on the terms of and in accordance with the provisions of the Indentures and the Registration Statement and that the distribution of the Prospectus (whether electronically or otherwise), any circulars, documents or information relating to the Company, the Parent, the Issuer and/or the New Notes and any and all invitations, offers, sales and deliveries of the New Notes have been and will continue to be made in conformity with the provisions of the Prospectus and in particular with the selling restrictions set out (or referred to) therein with respect of the laws of The Netherlands;

(xi) that the Indentures have been executed on behalf of the Company by its sole Managing Director (being as at the time of execution of the
          Indentures: AA Trust) represented by any two proxyholders of AA Trust who were at the time of execution authorized to represent AA Trust acting jointly, on the basis of and in accordance with their proxies granted by AA Trust and that under the laws governing the existence and extent of the authorization set out therein towards third parties (if other than those of The Netherlands), as determined pursuant to the rules of The Hague Convention on the Law Applicable to Agency, such proxies authorize such proxyholders to create binding obligations for AA Trust towards the parties with whom such proxyholders act in the name of and on behalf of AA Trust;
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(xii)     that the Parent validly executed the Shareholder's Confirmation, that the Shareholder's Confirmation remains in full force and effect and unaltered and that all factual statements made therein were true and accurate and remains true and accurate;

(xiii) that all parties entered into the Indentures and the New Notes for bona fide commercial reasons and at arm's length terms;

(xiv) that the execution of the Indentures (in particular, but without any limitation, the granting of the Guarantees) and the performance of the obligations and transactions contemplated thereby are in the Company's best corporate interest and not prejudicial to its creditors (present and future); and

(xv) that the courts of The Netherlands will, in giving effect to the choice for the laws of the State of New York as the law governing the New Notes and the Indentures, apply such chosen law correctly.

With respect to certain matters of Polish law, United States federal and New York State law and Luxembourg law, we note that you have been provided with and are relying upon the opinion dated the date hereof, of Clifford Chance Punder Sp. z o.o. --Warsaw, special Polish counsel to the Parent, Faltz & Kremer -- Luxembourg, special Luxemborg counsel to the Issuer and Clifford Chance Rogers & Wells LLP -- New York, special United States counsel to the Company and the Issuer delivered to you today.

The issue and offering of the New Notes and the Indentures (including the Guarantees) are expressed to be governed by the laws of the State of New York. The Issuer of the New Notes is, we understand, a company incorporated under the laws of Luxembourg, and the Parent is a company incorporated under the laws of Poland. As Dutch lawyers we are not qualified to assess the meaning and consequences of the terms of the New Notes and the Indentures under New York law and we have made no investigation into the laws of the State of New York, of Luxembourg or of Poland as a basis for the opinion expressed hereinafter and we do not express or imply any opinion thereon. Accordingly, our review of the New Notes and the Indentures has been limited to the terms of such documents as they appear on the face thereof without reference to the general body of law incorporated into or made applicable to such documents by the choice of law clause contained therein. We express no opinion:

-- as to any law other than the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of The Netherlands courts, administrative rulings, regulations of, notices from and communications with the Dutch Central Bank (De Nederlandsche Bank, hereinafter "DNB"), the Dutch Ministry of Finance, the STE and authoritative literature; or

-- that the future or continued performance of any of the Company's obligations or the consummation of the transactions contemplated by the New Notes or the Indentures will not contravene such laws, application or interpretation if altered in the future; or
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-    on the tax laws of The Netherlands, on international law, including
     (without limitation) the rules of or promulgated under or by any bi- or multi-lateral treaty or treaty organisation (unless implemented into the laws of The Netherlands), or on anti-trust or competition laws; or

- with regard to the effect of any systems of law (other than the laws of The Netherlands), even in cases where, under Netherlands law, any foreign law should be applied and we assume that any applicable law (other than Netherlands law) would not affect or qualify our opinion as set out below;


- on any commercial, accounting or other non-legal matter or on the ability of the Company to meet its financial or other obligations under the New Notes or the Indentures; or

- on any other agreements or documents to which the Company is a party and which are referred to in the Prospectus.

We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the New Notes or the Indentures (with the exception of those matters on which we have specifically and expressly given our opinion). To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in any of the documents listed above (or orally confirmed) is relevant to the contents of this opinion, we have assumed, with your permission, that such facts, representations and warranties were true and accurate when made and remain true and accurate.

Other than to review the documents listed above, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or any corporate records of the Company. Although in giving this opinion we have made the enquiries referred to in (a) above and in Section 1 below, we have not undertaken any factual investigations or made any other searches or enquiries concerning the Company and we have otherwise assumed that no effective resolution has been passed approving a voluntary winding-up, a statutory merger (juridische fusie) or de-merger (splitsing) of the Company (where, in either of the latter cases, the Company would be the disappearing entity) and that no petition has been presented to a competent court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening), or moratorium of payments (surseance van betaling) of the Company.

Where an assumption is stated to be made in this opinion, we have not verified or made any investigation or enquiry with respect to the matters that are the subject of such assumption and we express no views as to such matters.

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to such legal considerations as we deem relevant, we are at the time and date hereof of the following opinion:

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1.   CORPORATE STATUS, POWER AND CAPACITY

1.1 The Company is registered as: (i) a private company with limited liability (besloten vennootschup); (ii) dully incorporated on 5 November 1999 and;
     (iii) validly existing under the laws of The Netherlands.

1.2 The office of the Bankruptcy Registrar (faillissementsgriffie) of the District Court (Arrondissementsrechtbank) of Amsterdam has confirmed to us by telephone on the date hereof that the Company has not been declared bankrupt (faillier) at the time and date hereof. The office of the Civil Registrar (Civiele Griffie) of the District Court (Arrondissementsrechtbank) of Amsterdam has confirmed to us by telephone at the time and date hereof that no order has been made by the District Court for the dissolution (ontbinding en vereffening) of the Company.

1.3  The Chamber has confirmed to us by telephone on the time and date hereof:

     (a)  that the Company has not registered a voluntary winding-up resolution;

     (b) that there has been no registration of any assets of the Company having been placed under administration (onderbewindstelling); and

     (c) it has not itself taken any action in respect of the Company's dissolution.

1.4 The searches and enquiries referred to above do not determine conclusively whether or not the matters or events enquired after have occurred or not. There is no formal register of judgments, declarations or orders referred to in Section 1.2 above.

2.   EXECUTION AND VALIDITY

     The New Notes will, when duly executed by or on behalf of the Issuer, constitute valid and legally binding obligations of the Issuer.

     Each of the Indentures (including the Guarantees) has been duly executed on the Company's behalf and constitutes the valid and legally binding obligations of the Company enforceable against it in accordance with their respective terms.

The opinion expressed above is subject to the following qualifications:

A. our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, voidable preference, moratorium and other similar laws of general application relating to or affecting creditors' rights and remedies from time to time in effect and to general equity principles;
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B.   The Courts of The Netherlands will observe and give effect to the choice of
     (i) the laws of the State of New York as the law governing the New Notes and the Indentures in any proceedings in relation to such documents, but when applying New York as the law governing the New Notes and the Indentures, the courts of competent jurisdiction of The Netherlands, if any, by virtue of the limitations imposed by the 1980 Rome Convention on the Law Applicable to Contractual Obligations (the "Rome Convention"):

     - may give effect to the mandatory rules of law of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the applicable law to the New Notes and the Indentures;

     - will apply to the laws of The Netherlands in a situation where it is mandatory irrespective of the law otherwise applicable to the New Notes and the Indentures;

     - may refuse to apply New York law if such application is manifestly incompatible with the public policy of The Netherlands; and

     - shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

     With the express reservation that as Dutch lawyers we are not qualified to assess the exact meaning and consequences of the terms of the New Notes and the Indentures under New York law on the face of such documents we are not aware of any provision that is likely to be manifestly incompatible with Netherlands' public policy (a limitation on the chosen law permitted under article 16 of the Rome Convention) or that is likely to give rise to situations in which mandatory rules of Netherlands law will prevail over the chosen law of such documents (a limitation on the chosen law permitted under article 7(2) of the Rome Convention). It should also be noted that we are not aware of any published order, ruling or decision of a Netherlands court in which such court has given overriding effect to foreign mandatory rules pertaining to a law other than the chosen or applicable law (article 7(1) Rome Convention) in commercial or financial litigation brought before such courts.

C. any provision that the holder of a Note may be treated as the absolute owner of the Note may not be enforceable under all circumstances. If the laws of The Netherlands are applicable, title to a Note would pass upon delivery (levering) thereof, provided that (i) the transferor is the owner of the New Note or may reasonably be held by the transferee to be the owner and (ii) the transfer is made pursuant to a valid agreement. The courts of The Netherlands may apply the laws of another jurisdiction if questions of title to a Note are submitted to them;

D. Netherlands law does not recognize the Anglo-American concept of "trust;" although this
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     does not invalidate any rights of or against a Dutch company vested in a trustee located in (and pursuant to a trust arrangement governed by the laws of) a jurisdiction which does recognize that concept, in respect of assets that are subject to and/or governed by the laws of such jurisdiction, this lack of recognition may have adverse consequences in relation to any provision in the New Notes requiring the Company to hold property or money in trust; nevertheless, any trust validly created under its governing law by the New Notes or the Indentures will be recognised by the courts of The Netherlands in accordance with, and subject to the limitations of, the rules of the The Hague Convention of the law Applicable to Trusts and on their Recognition; thus, where the New Notes or the Indentures provide that the Company shall hold certain assets and rights in trust for (or for the benefit of) other parties, then under Netherlands law such provisions will be effective to create a trust in respect of such assets provided that such assets and rights are held by the Company outside The Netherlands in, or governed by the laws of, a jurisdiction the domestic laws of which allow for the creation of trusts of the type contemplated by the New Notes or the Indentures; in all other cases such parties may merely have an unsecured claim against the Company, which claim will rank pari passu with the claims of other unsecured and unsubordinated creditors of the Company;

E. the concept of "delivery" of a document is not known or required under the laws of The Netherlands to render a document valid, legally binding and enforceable; furthermore, the question whether or not any provisions in the Indentures or the New Notes which are invalid or void may be severed from the other provisions thereof in order to save those other provisions would be determined by The Netherlands courts in their discretion; the Indentures and the New Notes may be amended, to the extent that Netherlands law is applicable, orally by the parties thereto, notwithstanding provisions therein to the contrary; and

F. in issuing this opinion we do not assume any obligation to notify or to inform you of any development subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion:

(a) expresses and describes Netherlands legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; consequently, this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands;

(b)  speaks as of 9 a.m. Amsterdam time on the date stated above;

(c)  is addressed to you and is solely for your benefit;

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(d)      is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein and in particular, but without any limitation, we have not investigated or verified statements of fact or the reasonableness of any statements of opinion contained in the Prospectus;

(e) may not be relied upon by or disclosed to any other person, company, enterprise or institution, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus under the headings "Enforcement of Liabilities and Service of Process" and "Legal Manners". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act; and

(f) may not be used for any purpose other than in connection with the New Notes and the Indentures.



Yours faithfully,



F.G.B. GRAAF
CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP